Exhibit 99.1

Glacier Bancorp, Inc. Names New Chief Financial Officer and Announces
Retirement of James Strosahl

          KALISPELL, Mont., Nov. 21 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) has named Ron Copher as its chief financial officer, effective December 18, 2006.  Mr. Copher will replace James Strosahl, who is retiring effective April 1, 2007, after nearly 14 years with the Glacier organization.

          Mr. Copher is a certified public accountant and has worked in the financial services industry for 21 years, most recently as the chief financial officer of Oak Hill Financial, Inc., a financial holding company based in Jackson, Ohio.  Prior to joining Oak Hill Financial in 1999, Mr. Copher was a partner with Grant Thornton LLP in both their Cincinnati and Los Angeles offices, and was the practice leader of their Financial Services Industry Group.  Mr. Copher holds a Bachelor of Arts degree in Economics and a Master of Science degree in Taxation, both from the University of Cincinnati, and is the immediate past chairman of the Financial Managers Society.

          Mr. Strosahl, who is staying with the Company through the first quarter of 2007 to assist with the transition, has been with the Glacier organization since 1993.  In addition to serving as the Company’s chief financial officer and executive vice president, Mr. Strosahl also serves on the board of directors of the following Company subsidiaries: Glacier Bank, Glacier Bank of Whitefish, First Security Bank and Mountain West Bank.

          “Jim Strosahl has been an excellent colleague and dedicated chief financial officer and right-hand man.  His presence and leadership will be missed.  All of us in the Glacier organization wish Jim the best in his well-earned retirement,” stated Mick Blodnick, Glacier’s president and chief executive officer.  “While Jim will be a hard act to follow, Ron Copher’s experience in the community and regional banking industry will be extremely valuable as we move forward with the next chapter of Glacier’s growth,” added Mr. Blodnick.

          Glacier Bancorp, Inc. is the parent company for 15 community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank and First Citizens Bank of Billings; Citizens State Bank, Hamilton; First National Bank of Lewistown; Western Bank of Chinook, N.A.; and First Citizens Bank, N.A., Columbia Falls; all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming; Citizens Community Bank, Pocatello, operating in Idaho and First National Bank of Morgan, operating in Utah.

          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’s style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

SOURCE  Glacier Bancorp, Inc.
          -0-                                        11/21/2006
          /CONTACT:  Michael J. Blodnick of Glacier Bancorp, Inc., +1-406-751-4701/